Exhibit 99.1

NEWS RELEASE

For more information, contact:

Steve Albright

Chief Financial Officer

(636) 733-1305

FOR IMMEDIATE DISTRIBUTION

Reliv International Reports Second-Quarter Financial Results for 2019

CHESTERFIELD, MO, August 9, 2019 – Reliv International, Inc. (NASDAQ:RELV), a maker of nutritional supplements that promote optimal health, today reported its financial results for the second quarter of 2019 and announced the formal launch of its RLV line of hemp-extract products at its recent distributor conference in suburban Chicago.

Reliv reported net sales of $8.3 million for the second quarter of 2019 compared with net sales of $8.5 million in the second quarter of 2018. Net sales in the United States decreased to $5.9 million in the second quarter of 2019, which represented a 6.8 percent decline in net sales when compared to the prior-year quarter. Net sales in Reliv’s foreign markets increased 10.8 percent in the second quarter of 2019 compared with the prior-year quarter. Increases in net sales in Asia and Mexico were 82.7% and 36.6%, respectively, in the second quarter of 2019, offset by a decrease in net sales in Europe of 26.7%, along with decreases in other regions.

Reliv reported a net loss for the second quarter of 2019 of $388,000 (loss per diluted share of $0.22) compared to a net loss of $978,000 (loss per diluted share of $0.53) in the second quarter of 2018. The loss from operations for the second quarter of 2019 was $366,000 compared to a loss from operations of $940,000 in the same period in 2018. Results from operations in the second quarter of 2019 improved from the prior-year quarter as selling, general and administrative (“SGA”) expenses decreased by $527,000 to $3.7 million in the second quarter of 2019 compared to $4.2 million in the prior-year quarter; however, the decline in sales did not permit us to reach profitability in the quarter.

Net sales for the first six months of 2019 were $17.7 million, which represented a 3.9 percent decrease from the same period in 2018. Net sales in the United States decreased by 7.1 percent and net sales in Reliv’s foreign markets increased by 6.1 percent in the first half of 2019 compared with the first half of last year. Net sales in Reliv’s foreign markets increased by 9.8 percent during the first half of 2019 when the impact of foreign currency fluctuation is removed.

Reliv reported net income of $236,000, or $0.13 per diluted share in the first six months of 2019, compared to a net loss of $1.2 million or $0.66 per diluted share in the same period of 2018. SGA expenses decreased to $7.4 million in the first six months of 2019 compared to $8.7 million in the prior-year period.

Reliv had cash and cash equivalents of $1.9 million as of June 30, 2019, compared to $2.0 million as of December 31, 2018. Net cash used in operating activities was $644,000 in the first six months of 2019.

As of June 30, 2019, Reliv had 32,870 distributors and preferred customers – an increase of 5.6 percent from June 30, 2018 – of which 2,980 are Master Affiliate level and above. The number of Master Affiliates decreased by 6.9 percent compared to the year-ago total. Master Affiliate is the level at which distributors are eligible to earn generation royalties.

At its recent distributor conference in suburban Chicago, Reliv formally introduced its RLV line of hemp-extract products. Initially, the RLV line includes three liquid tinctures and one balm. All of the RLV products are derived from organically-grown, non-GMO hemp.

“This is our most exciting product launch in a number of years,” commented Ryan A. Montgomery, Chief Executive Officer. “The RLV line is our introduction into a rapidly evolving and growing market that has the ability to propel our business for years to come.”

In international operations, sales and distributor activity in the Philippines continues to grow at a rate that has resulted in the Philippines becoming our second largest market. “Our growth continues in the Philippines at a phenomenal pace, driven by a broad-based increase in the number of new distributors and preferred customers and in the sales of our Reliv Now for Kids product,” noted Montgomery. Net sales in the Philippines grew by 98.7% in local currency in the second quarter of 2019, compared to the prior-year quarter, as the active distributor and preferred customer and Master Affiliate counts across all of the Asia markets increased by 91% and 47%, respectively. “The activity level and momentum in the Philippines has been exciting. We are looking for that growth to cross into other markets in our Asia-Pacific region and elsewhere in the Reliv world,” said Montgomery.

About Reliv International, Inc.

Reliv International, based in Chesterfield, MO, produces nutritional supplements that promote optimal nutrition. Reliv supplements address core nutrition and targeted solutions. Reliv is the exclusive provider of LunaRich® products, which optimize levels of lunasin, a soy peptide that works at the epigenetic level to promote optimal health. The company sells its products through an international network marketing system of independent distributors in 14 countries. Learn more about Reliv at reliv.com, or on Facebook, Twitter or Instagram.

Statements made in this news release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” or similar expressions. Factors that could cause actual results to differ are identified in the public filings made by Reliv with the Securities and Exchange Commission. More information on factors that could affect Reliv’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which are available on the Company’s web site, reliv.com.

--FINANCIAL HIGHLIGHTS FOLLOW –

Reliv International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets
	June 30	December 31
	2019	2018
	(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents	$1,918,721	$1,989,974
Accounts receivable, less allowances of $5,000 in 2019 and 2018	235,030	400,759
Notes & accounts receivables & deposits - related parties	1,027,126	151,222
Inventories	2,709,155	2,954,947
Assets held for sale	-	2,124,939
Other current assets	766,034	464,165

Total current assets	6,656,066	8,086,006

Notes & accounts receivables - related parties	2,490,528	1,282,072
Other assets	3,085,908	2,287,237
Net property, plant and equipment	4,569,237	4,698,550

Total Assets	$16,801,739	$16,353,865

Liabilities and Stockholders' Equity

Accounts payable, accruals & other current liabilities	$3,937,133	$3,915,390
Revolving line of credit	500,000	-
Other noncurrent liabilities	626,701	445,611
Stockholders' equity	11,737,905	11,992,864

Total Liabilities and Stockholders' Equity	$16,801,739	$16,353,865

Consolidated Statements of Operations
	Three months ended June 30		Six months ended June 30
	2019	2018	2019	2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product sales	$7,603,041	$7,920,596	$16,414,038	$17,311,977
Freight income	479,881	539,145	999,822	1,151,003
Other revenue	174,091	-	332,657	-

Net Sales	8,257,013	8,459,741	17,746,517	18,462,980

Costs and expenses:
Cost of goods sold	2,268,992	2,356,274	4,702,723	4,706,016
Distributor royalties and commissions	2,665,093	2,827,357	5,782,665	6,219,102
Selling, general and administrative	3,688,944	4,215,641	7,428,472	8,701,536

Total Costs and Expenses	8,623,029	9,399,272	17,913,860	19,626,654

Loss from operations	(366,016)	(939,531)	(167,343)	(1,163,674)

Other income (expense):
Interest income	46,218	23,547	95,480	47,499
Interest expense	(10,075)	(45,222)	(15,487)	(76,787)
Other income (expense)	4,768	7,214	(660)	13,865
Gain (loss) on sale of fixed assets	-	(962)	434,549	2,838

Income (loss) before income taxes	(325,105)	(954,954)	346,539	(1,176,259)
Provision for income taxes	63,000	23,000	111,000	40,000

Net income (loss)	$(388,105)	$(977,954)	$235,539	$(1,216,259)

Earnings (loss) per common share - Basic	$(0.22)	$(0.53)	$0.13	$(0.66)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Earnings (loss) per common share - Diluted	$(0.22)	$(0.53)	$0.13	$(0.66)
Weighted average shares	1,746,000	1,845,000	1,746,000	1,845,000

Reliv International, Inc. and Subsidiaries

Net sales by Market
(in thousands)	Three months ended June 30,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$5,905	71.5%	$6,336	74.9%	$(431)	-6.8%
Australia/New Zealand	132	1.6%	178	2.1%	(46)	-25.8%
Canada	140	1.7%	162	1.9%	(22)	-13.6%
Mexico	153	1.8%	112	1.3%	41	36.6%
Europe	756	9.2%	1,031	12.2%	(275)	-26.7%
Asia	1,171	14.2%	641	7.6%	530	82.7%

Consolidated Total	$8,257	100.0%	$8,460	100.0%	$(203)	-2.4%

Net sales by Market
(in thousands)	Six months ended June 30,				Change from
	2019		2018		prior year
	Amount	% of Net Sales	Amount	% of Net Sales	Amount	%

United States	$13,016	73.4%	$14,006	75.9%	$(990)	-7.1%
Australia/New Zealand	309	1.7%	410	2.2%	(101)	-24.6%
Canada	340	1.9%	404	2.2%	(64)	-15.8%
Mexico	289	1.6%	220	1.2%	69	31.4%
Europe	1,695	9.6%	2,195	11.9%	(500)	-22.8%
Asia	2,098	11.8%	1,228	6.6%	870	70.8%

Consolidated Total	$17,747	100.0%	$18,463	100.0%	$(716)	-3.9%

The following table sets forth, as of June 30, 2019 and 2018, the number of our Active Distributors/Preferred Customers and Master Affiliates and above.  The total number of active distributors includes Master Affiliates and above. We define an active distributor as one that enrolls as a distributor or renews his or her distributorship during the prior twelve months.  Master Affiliates and above are distributors that have attained the highest level of discount and are eligible for royalties generated by Master Affiliate groups in their downline organization.    Preferred Customers represent approximately 7,520 and 4,760 of the Active Distributor count as of June 30, 2019 and 2018, respectively.

Active Distributors/Preferred Customers and Master Affiliates and Above by Market

	As of 6/30/2019		As of 6/30/2018		Change in %
	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above	Active Distributors and Preferred Customers	Master Affiliates and Above

United States	19,290	1,980	21,060	2,270	-8.4%	-12.8%
Australia/New Zealand	910	70	1,030	80	-11.7%	-12.5%
Canada	530	60	580	80	-8.6%	-25.0%
Mexico	1,190	100	780	70	52.6%	42.9%
Europe	2,530	300	3,290	380	-23.1%	-21.1%
Asia	8,420	470	4,400	320	91.4%	46.9%

Consolidated Total	32,870	2,980	31,140	3,200	5.6%	-6.9%